Exhibit 19.1

Voya Financial Personal Trading Policy

October 2023

Exhibit 19.1
ISSUED BY

Voya Financial Compliance

TARGET AUDIENCE

All Voya Financial directors and employees

KEYWORDS/TERMS

Insider Trading Personal Trading Section 16 Persons Designated Person Investment Adviser Information Barriers
Material Non-Public Information Confidential Information Personal Accounts
Family Accounts

OWNED AND APPROVED BY

Nominating Governance and Social Responsibility Committee,
Voya Financial Board of Directors
Voya Financial Executive Committee

     EFFECTIVE DATE

October 2023

INITIAL EFFECTIVE DATE
May 2013

NEXT REVIEW DATE

December 2024

CONTACT PERSON

William M. Welch II
Chief Compliance and Ethics Officer William.WelchII@voya.com

Personal Trading Policy

Exhibit 19.1
Table of Contents

1.Introduction    5
2.Scope of Policy    5
3.Statement of Policy    5
4.Why This Policy Matters to You    6
5.What is Material Non-Public Information    7
6.Information Barriers    9
7.Additional Restrictions for “Designated Persons”    11
7.1. Who is a “Designated Person”    11
7.2. Transactions Subject to this Policy    11
7.2.1. Plan Transactions    11
7.2.1.1. 401(k) and Other Benefit Plans    11
7.2.1.2. Equity-Based Compensation    12
7.2.2. Transactions by Family Members and Others    12
7.3. Open Window Trading Periods, Closed Periods and Blackout Periods    13
7.3.1. Open Window Trading Periods    13
7.3.2. Closed and Blackout Periods    14
7.3.3. Section 16 Reporting Requirements    14
7.4. Rule 10b5-1 Plans    14
7.5. Brokerage Accounts    14
7.6. Pre-Clearance Requirements and Pre-Clearance Approval Expiration    15
7.7. Gifts of Voya Financial Securities    16
7.8. Trading Restrictions for Certain Other Transactions    16
7.8.1. Prohibition on Short Sales and Derivatives    17
7.8.2. Prohibition on Pledges    17
7.8.3. Churning    17
7.9. Use of Information about or Relating to Other Companies    17
7.10. Special Circumstances    18
7.11. Special Requirements for Persons Associated with a Registered Investment Adviser or Broker- Dealer    18
8.Certifications    19
9.Heightened Responsibility of Managers    19
10.Violations    19
11.Post-Employment Restrictions    19
12.Application of this Policy to Voya Financial    20
13.Inquiries    20
Appendix A    21
Voya Financial, Inc., Policy Regarding 10b5-1 Trading Plans    21
Appendix B    24
Appendix C    25
Q&A: Material Non-Public Information    25
Q&A: Plan Transactions    26
Q&A: Brokerage Accounts    26

Exhibit 19.1
Q&A: Pre-Clearance    27
Q&A: Charitable Donations and Gifts    27
Q&A: Other Company Information    27
Q&A: Post-Employment Restrictions    27
Appendix D    29
Corporate Secretary Responsibilities    29

Exhibit 19.1
1.Introduction
As a company committed to doing the right thing for its clients and customers, Voya Financial, Inc. (“Voya Financial”), its directors and its employees understand the importance of full compliance with all federal and state securities rules, regulations and laws applicable to transactions in securities, particularly those issued by Voya Financial. Voya Financial’s Personal Trading Policy (hereinafter this “Policy”) provides guidance to its directors and employees in order to facilitate their compliance with those laws and regulations. For purposes of this Policy, “Voya Financial” includes Voya Financial, Inc., and its direct and indirect subsidiaries.

Voya Financial depends upon the integrity and diligence of its directors and employees, in both their professional and personal capacities, to act appropriately and comply fully with these laws and this Policy. An individual’s failure to comply with these laws can result in substantial criminal and/or civil penalties, internal sanctions, and damage to the reputations of the individual and Voya Financial. Accordingly, it is the personal obligation and responsibility of each director and employee to conduct oneself in a manner consistent with this Policy.

2.Scope of Policy
All directors and employees, both full-time and part-time, are subject to this Policy. No director or employee shall permit persons under his or her supervision to act inconsistently with this Policy. This Policy also applies, at Voya Financial’s discretion, to external parties engaged by Voya Financial.

More specific trading restrictions apply to those employees specifically identified as “Designated Persons.” This Policy discusses those restrictions in more detail in Section 7.

No business unit or group may adopt policies or procedures that are inconsistent with this Policy. However, business units can adopt policies and procedures that are more stringent than those contained in this Policy.

3.Statement of Policy
No director or employee of Voya Financial, either directly or indirectly through other persons, may:

◦Engage in any transaction involving Voya Financial securities while in possession of material non-public information regarding Voya Financial;

◦Disclose any material non-public information regarding Voya Financial (commonly known as “tipping”) to any person who may trade on the basis of that information. If an inadvertent disclosure of material non-public information occurs, the person making or discovering such disclosure must report the matter immediately to the Chief Legal Officer or Chief Compliance and Ethics Officer; or

◦Give any advice or make recommendations regarding the purchase or sale of Voya Financial securities.

In addition, no director or employee may engage in any transaction in the securities of any other company while in possession of material non-public information about such company (or tip any other person about such information) in violation of applicable securities laws. The prohibition against trading in securities while in possession of material non-public information relating to those securities applies at all times, including when Voya Financial is in an Open Window (as defined in Section 7.3.1).

There are no exceptions to this Policy, except as specifically provided herein. Mitigating circumstances, such as financial need or ignorance of this Policy or applicable securities laws, are not a defense to insider trading and do not excuse failure to comply with applicable laws or this Policy.

This Policy specifically also addresses the disclosure to third persons of material non-public information in the context of applicable securities laws. Please remember that other Voya Financial policies may apply to the disclosure of the same information or similar information. For example, independent of this Policy, Voya Financial’s Code of Business Conduct and Ethics prohibits the disclosure of any confidential information, including information that may not qualify as “material”

Exhibit 19.1
information under applicable securities laws, to third parties other than in accordance with Voya Financial’s policies.

Finally, you should give all words and phrases appearing within this Policy their common and ordinary meaning, unless specifically defined herein. If you have any confusion or misunderstanding about the meaning or interpretation of any word, phrase, or section within this Policy, or have questions about the Policy’s intent, it is your obligation to seek clarification.

4.Why This Policy Matters to You
Insider trading has been, and continues to be, one of the top enforcement priorities of the Securities and Exchange Commission (hereinafter the “SEC”). The SEC has brought insider trading enforcement proceedings against employees occupying a wide range of positions, from administrative assistants to research analysts to chief executive officers.

As noted above, violations of insider trading laws carry substantial criminal and civil penalties. Any employee or director who engages in a transaction in Voya Financial or another company’s securities at a time when they have knowledge of material non-public information is subject to the following criminal and civil penalties:

•Up to twenty (20) years in jail;

•A maximum criminal fine of $5,000,000;

•A maximum civil penalty of three times the profit gained or loss avoided; and

•SEC civil enforcement actions, including a lifetime ban from the securities industry.

It does not matter if you did not profit, or did not intend to profit, from the illegal use or disclosure of material non-public information. Tippers and tippees are subject to the same criminal and civil penalties identified above, and the SEC has imposed large penalties even when the tipper or tippee did not profit from the trading. Moreover, the SEC and the various stock exchanges now use sophisticated electronic surveillance techniques and data analytics to uncover insider trading.
Nor can you claim that you only supervised an individual who engaged in illegal insider trading and did not actually participate in the misconduct. If a supervisor or “controlling person” fails to take appropriate steps to prevent illegal insider trading, the supervisor as well as Voya Financial may be subject to the following penalties:

◦A maximum criminal fine of $25,000,000 for a corporation; and

◦A maximum civil penalty of the greater of $1,000,000 or three times the profit gained or loss avoided as a result of the employee’s violation.

Finally, independent of regulatory enforcement actions, employees who violate this Policy also will be subject to disciplinary action by Voya Financial, up to and including termination of employment, whether or not the violation of this Policy results in a violation of law.

5.What is Material Non-Public Information
Material non-public information is information that is: (1) material, and (2) non-public. “Material” information is any information, either positive or negative, that could reasonably be expected to have an effect on the market price or value of any security, or that a reasonable investor likely would consider important in making an investment decision whether to buy, hold or sell any security.

It is not possible to define all categories of “material” information. There is no “bright-line” test to determine if information is “material” or not because the materiality of information is based on an assessment of all of the relevant facts and circumstances surrounding a piece of information.
Furthermore, because the SEC or Voya Financial will evaluate any transactions that require further scrutiny after the fact with the benefit of hindsight, you should err on the side of caution and resolve all questions as to the “materiality” of particular information in favor of materiality.

Exhibit 19.1
In order to assist you, a non-exhaustive list of examples of information that may be material to Voya Financial include, but are not limited to, the following:

◦Voya Financial’s financial results, including revenues or earnings;

◦Financial projections, including earnings or revenue estimates or changes to previous estimates;

◦An acquisition, divestiture, restructuring, or other significant transaction;

◦A tender offer by Voya Financial for another company’s securities, or by another company for Voya Financial’s securities;

◦Voya’s own investment decisions, strategies or trading;

◦An increase or decrease in the dividend paid by Voya Financial;

◦Pending announcements or comments by rating agencies;

◦Liquidity issues; The issuance and sale of additional securities, or other financing transaction, of Voya Financial;

◦The establishment of or changes in any program to repurchase securities of Voya Financial;

◦A significant change in Voya Financial’s management or board of directors;

◦Developments regarding significant litigation, governmental investigations, or regulatory actions;

◦A significant cyber security data breach or event;

◦Actions by customers or suppliers that could significantly impact Voya Financial; or

◦A change in auditors or notification that previous auditor reports may no longer be relied upon.

The materiality of information will depend on the particular facts and circumstances of the situation. When in doubt, a director or an employee should not trade without first consulting the Chief Legal Officer or Chief Compliance and Ethics Officer. In addition, rumors or speculative information concerning Voya Financial that, if true, would be material non-public information are deemed “material” for purposes of this Policy, and a director or employee should not trade on the basis of them.

Information is “non-public” until it has been widely disseminated by Voya Financial to the public, such as through a press release over a national wire service or by reports filed with the SEC. Disclosure of only part of the information at issue, or the existence of rumors or speculation in the press, is not sufficient to deem the information as “public” in nature. For purposes of this Policy, and to err on the side of caution, information should not be considered “public” until 24 hours after the information has been disseminated to the market. For example, if Voya Financial issues an earnings release on a Monday at 7:00 a.m. before the opening of the market, the information contained in the release would not be considered “public” until the opening of the market on the following Tuesday.

Frequently Asked Questions about Material Non-Public Information

Question: Voya Financial just learned that it experienced a significant data breach, but has not disclosed this cyber event publicly. Since this information is not financial information, does it still qualify as material non-public information?

Answer: Yes. Information does not have to be financial in nature in order to be material information. Because news of a significant data breach can impact the market’s assessment of the value of Voya Financial’s stock, and would be information that a reasonable investor would want to know, this information would qualify as material information. And since this information has not been disclosed to the market, it is non-public, and the information would qualify as material non-public information.

Exhibit 19.1
Question: I work for Voya Financial, and I learned that Voya Financial plans to buy Acme Company in a major deal that has not been disclosed yet. I’m so excited about the deal that I plan to tell my brother-in-law, who I know owns stock in Voya Financial. I obviously would not expect anything from my brother-in-law in return for this information. Does disclosing this information still qualify as “tipping” material non- public information in violation of securities laws and the Policy even if I do not expect to receive any personal benefit?

Answer: Yes. Information about an undisclosed significant acquisition is material information. Your motive behind disclosure, or whether you expect to receive a personal benefit, does not change the character of the information or the fact that it should not be disclosed. And given that this information has not been disclosed to the market, the information is non-public, and thus would constitute material non-public information.

Question: I work for Voya Financial, and I saw on social media rumors about Voya Financial’s possible acquisition of Acme Company. I know the rumors to be true because I have been working on the deal and planned to confirm the truth of the rumors via my personal or company social media. Would my confirmation of the rumors constitute disclosure of material non-public information?

Answer: Yes. Information about an undisclosed acquisition is material information, and your confirmation of the rumors adds credibility to rumors that the market or a reasonable investor now might deem significant or important. In addition, the fact that the rumors have circulated on social media does not make the information “public.” Instead, information needs to be widely disseminated by Voya Financial through a news release or regulatory filing in order to qualify as “public” information. Finally, Voya Financial’s Social Media Policy prohibits the disclosure of any confidential information through social media.

Question: I work for Voya Financial and learned that Voya Financial plans to buy a significant number of shares in Acme Company. In anticipation of Voya Financial’s transaction, I bought 1,000 shares of Acme Company. Is this permissible under the Policy?

Answer: No. Your trade violated the Policy and federal law because you made a securities transaction based upon material non-public information, presumably because you believed that Voya’s significant purchase would increase Acme Company’s share price. This type of trading activity is commonly known as “front-running” and “scalping.” Front-running occurs when an individual, knowing Voya Financial’s trading intentions, knowingly makes a trade in the same direction as Voya Financial shortly before its execution of the trade to capitalize on the price rising or falling as a result of Voya Financial’s purchase or sale, respectively.
Scalping occurs when an individual makes a trade in the opposite direction just after Voya Financial’s trade, such as buying a security just after Voya Financial stops selling the same security or selling just after Voya Financial stops buying the security. This type of trading activity also may violate other Voya Financial policies because Voya Financial deems its trading strategies to be confidential and proprietary.

6.Information Barriers
Voya Financial has established information barriers or firewalls designed to manage material non-public information related to Voya Financial’s:

◦business, strategic plans and financial reporting; and customers, vendors and other firms with which Voya Financial does business.

The information barriers are designed to prevent the inadvertent spread and potential misuse of material non-public information, or the appearance thereof.

In Voya Financial, certain information barriers may be applicable to particular business units, including, but not limited to:

◦Finance and Treasury

◦Investor Relations

◦Strategy and Development

Exhibit 19.1
◦Investment Management (for example, the Private Placement and Bank Loan teams)

◦Law

◦Corporate Communications

Moreover, as a result of their function, certain employees have access to information from departments where information barriers exist, or others may have roles that require them to transcend information barriers across business units. Voya Financial classifies such employees as Designated Persons, who are described in more detail below, and will notify these employees of their status.

It is the responsibility of the manager of each business unit to understand who on their team needs access to material non-public information in the normal course of business. The manager must ensure that such employees are familiar with and abide by this Policy, including identification of the employee as a Designated Person, to the Chief Compliance and Ethics Officer. It is understood that from time to time employees may gain access to material non- public information for a limited purpose (e.g., project-related) or for a limited time. In each such instance, the employee must notify his or her manager of such access.

In general, information barriers are designed to separate those areas that have access to material non-public information from those areas that do not. Information barriers may consist of physical separation, restricted computer and data access, and other means to secure and protect this information. Employees must understand what information barriers exist in their business areas and functions to separate and restrict access to material non-public information. Managers have an additional responsibility to implement the necessary safeguards, including physical separation, restricted computer access, and other appropriate controls to secure and protect material non-public information.

Access to confidential information should be limited to those employees who need it to do their jobs or perform services and to third parties who have signed a confidentiality agreement in favor of Voya Financial, or otherwise owe Voya Financial a duty of confidence, and need to know such information to perform services for Voya Financial. This is commonly known as a “need-to-know” basis. Directors and employees should exercise care in safeguarding, using, transporting and disposing of written or electronically stored materials, including, but not limited to, drafts and notes that may contain material non-public information or confidential information. Employees with access to confidential information may not communicate confidential or material non-public information to anyone other than a Voya Financial employee or an authorized third party on a “need-to-know” basis.

7.Additional Restrictions for “Designated Persons”
Section 7 relates to transactions in securities issued by Voya Financial and applies only to each director and employee whom Voya Financial has identified as a “Designated Person” (sometimes collectively referred to as “you” in Section 7).

7.1. Who is a “Designated Person”

As used in this Policy, the term “Designated Persons” includes all Section 16 persons, their direct reports, and the direct reports of such direct reports, as well as all members of the Enterprise Leadership Team. Also included within that term are those individuals identified by their business unit as having similar information access by virtue of their job responsibilities (e.g., certain designated individuals in Finance, Investor Relations, Strategy, Law, Compliance and Corporate Communications, as well as staff and administrative personnel who may have routine access to material non-public information due to their job function). Compliance will review the Designated Person hierarchy periodically to ensure that an employee has been identified properly as a Designated Person and may remove an employee from the Designated Person list if the employee’s position and access to information no longer requires such Person to be a Designated Person under this Policy. Voya Financial will notify an employee when he or she becomes (or ceases to be) a Designated Person.

7.2. Transactions Subject to this Policy

This Policy applies, with the limited exceptions set forth below, to every transaction involving Voya Financial shares in which a Designated Person has or shares investment control. “Investment control” means the ability to determine whether Voya Financial securities will be

Exhibit 19.1
bought or sold and would include those situations where you are acting on your own behalf or that of another person. The transactions over which this Policy applies include, but are not limited to, shares received or sold as part of your compensation at Voya Financial as well as those acquired on the open market or in some other fashion.

7.2.1. Plan Transactions

The transactions subject to this Policy include transactions involving plans in which you have an investment in Voya Financial securities. Some transactions will be subject to this Policy. Other transactions may be exempt. An important factor in whether the transaction is exempt is if your investment decision is discretionary or not.

7.2.1.1. 401(k) and Other Benefit Plans

When you first decide to contribute to any of Voya Financial’s benefit plans (e.g., the 401(k) plan or a deferred compensation program), you must make an initial investment decision to establish regular contributions in compliance with this Policy. If you elect to invest in the Voya Company Stock Fund as part of your 401(k) investment strategy, or decide to invest in Voya’s Employee Stock Purchase Plan, you cannot make your initial investment decision based upon material non-public information.
Thereafter, if you make any changes to your investment instructions, you may not change those instructions after you become aware of material non- public information or during a period in which you are otherwise prohibited from trading.

The Policy applies to the following transactions:

•An investment election to establish or change regular, pre-determined contributions to the Voya Company Stock Fund, the Employee Stock Purchase Plan, or any other Voya Financial stock funds and benefit plans with Voya Financial securities over which you have investment control; and

•A transfer of funds into or out of the Voya Company Stock Fund, the Employee Stock Purchase Plan, or any other Voya Financial stock funds and benefit plans with Voya Financial securities over which you have investment control.

Exception: When purchases of Voya Financial common stock result from regular, pre-determined contributions to any of Voya Financial’s benefit plans, such as those identified above, these purchases are exempt from this Policy. That is, if you invest a certain amount of your paycheck regularly in the Voya Company Stock Fund or the 401(k) based upon pre- existing instructions, you may continue to do so, even if you come into possession of material non-public information.

7.2.1.2. Equity-Based Compensation

This Policy also applies to any Voya Financial shares or share equivalents of Voya Financial common stock that you acquire under equity-based compensation awards. The receipt or vesting of such compensation-based shares or share equivalents is permitted at any time under the Policy, provided that you:

•Elect the Voya Financial-administered default option to cover withholding taxes through the automatic sale of a portion of your shares when those shares vest; or,

•Retain all of the shares you acquire when those shares vest and then sell all or a portion of your shares, but only after obtaining pre-clearance (see Section 7.6) and during a period in which trading would be permitted under this Policy.

7.2.2. Transactions by Family Members and Others

Exhibit 19.1

This Policy, including any pre-clearance requirement, applies to transactions for your account or the account of others, including, but not limited to, an immediate family member, or any corporation, partnership, trust or other entity for which you have or share the ability to control the investment decisions. An “immediate family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse (including domestic partners), sibling and in-laws.

Frequently Asked Questions about Plan Transactions

Question: I will receive shares of Voya Financial as part of my Long-Term Incentive (LTI) awards. Do I need pre-clearance to select the default option of selling a portion of the vested shares to cover taxes?

Answer: No. Pre-clearance is not required when you elect the default option of selling a portion of the shares to cover taxes for your stock vesting because you have ceded investment control over the execution of that sale to E*Trade.

Question: My LTI awards vested and shares of Voya Financial have been deposited into my stock vesting account. Do I need pre-clearance once I decide to sell the shares?

Answer: Yes. Shares acquired from a stock vesting are subject to pre- clearance after they have been deposited into your account because you now have investment control over the execution of any subsequent sale.

Question: I am planning to rebalance my 401(k) account, which includes an investment in the Voya Company Stock Fund. Do I need pre-clearance for the transaction involving the Voya Company Stock Fund?

Answer: Yes. Pre-clearance is required for transactions involving the Voya Company Stock Fund. These transactions would include making an allocation into the Voya Company Stock Fund, or transferring funds into or out of the Voya Company Stock Fund.

7.3. Open Window Trading Periods, Closed Periods and Blackout Periods

In addition to the general prohibition on transacting in Voya Financial securities while in possession of material non-public information, the following additional rules shall apply:

7.3.1. Open Window Trading Periods

Except as provided in this Policy, a Designated Person may engage in transactions involving Voya Financial securities only during an Open Window. As noted above, the definition of a Designated Person includes Section 16 officers and directors.

An “Open Window” is the period beginning one business day after Voya furnishes its quarterly or year-end earnings release to the SEC and ending on the date that is two weeks before the end of each fiscal quarter (March 17, June 16, September 16, or December 17). If such end date falls on a day on which the New York Stock Exchange (NYSE) is not open for normal trading, such as a weekend or a holiday, the Open Window will extend until the next day on which the NYSE is open for normal trading. For example, if Voya released its first quarter results to the SEC on Monday, May 1, at 4:30 p.m., you would exclude the next business day, May 2, and then the Open Window would begin when trading opens on May 3 and ends when trading ends on June 16. If June 16 fell on a Saturday, Sunday or holiday, then the Open Window would end when trading end on the next business day. Even during an Open Window, you may not conduct transactions in Voya Financial securities when you possess material non-public information.

7.3.2. Closed and Blackout Periods

Designated Persons may not engage in transactions involving Voya Financial securities during a Closed Period. A “Closed Period” is any period outside of an Open Window.

Exhibit 19.1

Should circumstances and prudence dictate, the Chief Legal Officer, or in his or her absence or unavailability, the Chief Compliance and Ethics Officer, retains the discretion to impose restrictions on trading by some or all Designated Persons or other Voya employees during periods in which trading otherwise would be permissible without disclosing the reason for the restriction. This restriction is known as a “Blackout Period.” This Policy expressly prohibits you from disclosing to anyone the existence of a Blackout Period.

You generally will receive notice of the imposition of a Blackout Period. However, the failure to receive notice does not relieve you of your obligation not to trade while aware of material non-public information.

7.3.3. Section 16 Reporting Requirements

There are additional special reporting requirements pertaining to trading in Voya Financial securities by individuals covered under Section 16 of the Securities Exchange Act of 1934 (i.e., directors, executive officers and the principal accounting officer). The Corporate Secretary administers those additional requirements and, therefore, trading by a Section 16 person in Voya Financial securities also requires notification to the Corporate Secretary. The Corporate Secretary in turn will notify the Chief Compliance and Ethics Officer of any requests by a Section 16 person under this Policy to ensure compliance with all of its provisions.

7.4. Rule 10b5-1 Plans

Any employee implementing a trading plan under SEC Rule 10b5-1 with respect to Voya Financial securities must comply with Voya’s Policy Regarding 10b5-1 Trading Plans, which has been attached as Appendix A.

7.5. Brokerage Accounts

Designated Persons must maintain a brokerage account over which they have or share the ability to control investment decisions and in which they now hold or will hold Voya Financial securities only at an authorized brokerage firm. A list of such firms is in Appendix B. Any trade by a Designated Person in securities issued by Voya Financial with a non- authorized broker is a violation of this Policy unless you have received written pre- approval for the trade by the Chief Compliance and Ethics Officer or his or her designee.

You must report new authorized brokerage accounts, including the name and address of the authorized brokerage firm, account names and account numbers, to the Chief Compliance and Ethics Officer or his or her designee within thirty (30) days of opening the account. Designated Persons must transfer their holdings of securities issued by Voya Financial to an authorized brokerage firm within ninety
(90) days of being informed of their classification as a Designated Person.

Frequently Asked Questions about Brokerage Accounts

Question: I would like to transfer some of my Voya Financial securities from my E*Trade account to my Fidelity account. Do I need pre-clearance to do so?

Answer: No. Pre-clearance is not required to transfer securities from one brokerage account to another. Please remember that all household accounts used to facilitate transactions in Voya Financial securities must be reported and must be held with one of the authorized brokers listed in Appendix B.

7.6. Pre-Clearance Requirements and Pre-Clearance Approval Expiration

Any director or Section 16 officer must notify the Corporate Secretary i n ad van ce of any transactions in securities issued by Voya Financial. The Corporate Secretary in turn will notify and consult with the Chief Compliance and Ethics Officer.

Exhibit 19.1
Designated Persons also must pre-clear their transactions in Voya Financial securities and can pre-clear their transactions through https://voya.starcompliance.com/. They also can contact the Chief Compliance and Ethics Officer or his or her designee for assistance if necessary.

If you receive pre-clearance approval, you must complete the transaction that same business day. If the transaction order is not placed before 4 p.m. Eastern time that same business day, the pre-clearance approval will expire, and you must seek pre-clearance on the next business day on which you wish to transact a trade.

Neither the Corporate Secretary nor the Chief Compliance and Ethics Officer and his or her designee are under any obligation to approve a trade submitted for pre-clearance and may decide not to permit a requested trade. Voya Financial also retains the right to revoke a pre-clearance approval prior to the execution of the transaction.

The entry into a 10b5-1 Trading Plan is also subject to pre-clearance, as set forth in Appendix A.

Pre-clearance does not constitute legal advice and does not relieve you of your obligations under this Policy or your responsibility for complying with applicable securities laws. If your request for pre-clearance is denied, you must refrain from any transaction in Voya Financial securities and should not inform any other person of the denial. Frequently Asked Questions about Pre-Clearance

Question: I have received pre-clearance for my transaction involving shares of Voya Financial. What is my next step?

Answer: Once you receive a pre-clearance, you should contact your brokerage firm to complete the execution of the trade before 4 p.m. Eastern time on the same day that you received the pre-clearance.

Question: I would like pre-clearance to sell shares of Voya Financial either today or tomorrow. If I obtain pre-clearance today, do I need to obtain pre- clearance again tomorrow if I do not sell the shares today?

Answer: Yes. A pre-clearance is only valid until 4 p.m. Eastern time on the same business day pre-clearance is given. Therefore, if you do not execute the trade on the day the pre-clearance was given, you will need to obtain a new pre-clearance from the Corporate Secretary if you are a Section 16 officer or Compliance if you are a Designated Person.

7.7. Gifts of Voya Financial Securities

You may gift Voya Financial securities to another individual or entity during an Open Period. Like any other Voya Financial securities transaction, you must obtain pre- clearance in advance of the gift being made and cannot possess material non-public information when making a gift.

If you are a Section 16 officer, you will obtain pre-clearance through the Corporate Secretary, and the Corporate Secretary will assist you with a mandatory public filing that discloses the fact of your gift. The SEC requires this public filing within two business days of the date of your gift. If you are a Designated Person, you must obtain pre-clearance through the Chief Compliance and Ethics Officer or his or her designee.

You may not gift Voya Financial securities during a Closed Period or a Blackout Period.

Frequently Asked Questions about Gifts

Question: I want to make a charitable donation of some of my Voya Financial securities. Do I need pre-clearance to do so?

Answer: Yes. A charitable donation would be a “gift,” and, therefore, the donation is subject to pre-clearance with the Corporate Secretary if you are a Section 16 officer or director and the Chief Compliance and Ethics Officer or his or her designee if you are a Designated

Exhibit 19.1
Person in advance of the donation. In each instance, you cannot possess material non-public information when you make your charitable donation.

7.8. Trading Restrictions for Certain Other Transactions

This Policy prohibits directors and all Voya employees from engaging in certain other transactions because of the increased legal and reputational risks associated with those transactions.

7.8.1. Prohibition on Short Sales and Derivatives

Because of heightened legal risk, the potential misalignment of your interests and those of Voya Financial and its shareholders, and the inappropriateness of engaging in speculative transactions involving Voya Financial securities, you may not engage in:

•Short sales of Voya Financial common stock. For example, you cannot sell Voya Financial common stock that you do not own, or if you own the stock, you cannot deliver it against such sale, or borrow shares to complete the sale; or

•Hedging or other transactions involving options (including exchange-traded options), puts, calls, forward contracts or other derivatives involving Voya Financial securities).

7.8.2. Prohibition on Pledges

Directors and employees may not pledge Voya Financial securities, such as in connection with a margin account. In the case of a margin call or default, the sale of such securities could occur at a time when the person making the pledge has material non-public information or is otherwise not permitted to sell such securities.

7.8.3. Churning

To avoid any appearance of impropriety, Voya Financial strongly discourages you from trading into and out of holdings of Voya Financial securities. This practice, known as “churning,” can create an appearance of wrongdoing, even if not based on material non-public information. Therefore, you must hold Voya Financial securities for a minimum of sixty (60) days.

Exception: You may sell Voya Financial securities within the sixty-day holding period as part of the default option to cover taxes due upon the receipt or vesting of equity-based compensation as described in Section 7.2.1.2. Similarly, you may sell all or a portion of your Voya Financial securities deposited into your account as a result of equity-based compensation grants or vesting events within the sixty-day holding period.

7.9. Use of Information about or Relating to Other Companies

While performing your duties for Voya Financial, you might gain access to material non- public information about or relating to other companies. The SEC has brought criminal cases against individuals who, as members of an “expert network,” improperly provided hedge funds and other investors with material non-public information about the individual’s company and other publicly held companies in return for consulting fees. In addition, the SEC recently expanded its theory of insider trading liability to include an employee’s trading while in possession of material non-public information relating to “economically linked” companies that the employee had obtained during the course of employment. This type of insider trading has been called “shadow trading.”

Therefore, if you possess any material non-public information relating to another company that you obtained during the course of your employment with Voya Financial, and that information could reasonably affect the share price of such company, you may not trade on such information. You also should not disclose to third parties any non-public information you learn about Voya Financial or any other company in the course of your employment with Voya Financial, or use such information for your own personal gain.

Frequently Asked Questions about Other Company Information

Exhibit 19.1

Question: I am working on a confidential M & A project where Voya Financial will purchase the stock of Acme Company at a price higher than its current valuation. During the project, I have learned that a publicly traded competitor of Acme Company is also a highly attractive target and likely to increase in value with the public announcement of the purchase of Acme Company. Based upon this information, can I invest in the competitor before Voya Financial publicly announces its acquisition of Acme Company?

Answer: No. This would be an example of “shadow trading.” The SEC would consider Acme Company and the competitor as “economically linked” because of the likelihood that the competitor’s stock price would increase with the public announcement of Voya Financial’s purchase of Acme Company. Because the information had been learned during a confidential M & A project, the SEC would view the information as material non-public information.

7.10. Special Circumstances

In cases of unforeseen financial emergencies or other special circumstances, you may apply to the Chief Legal Officer, or in his or her absence or unavailability, the Chief Compliance and Ethics Officer, for relief from the requirements of this Policy, subject to all applicable legal requirements. Any request for relief will be promptly considered and discussed with the Chief Executive Officer or his or her delegate. On a quarterly basis, any relief granted will be reported to the Nominating and Governance Committee of the Voya Financial board of directors.

7.11. Special Requirements for Persons Associated with a Registered Investment Adviser or Broker-Dealer

Under the Investment Advisers Act of 1940 and the Investment Company Act of 1940, the officers, directors and employees of or associated with Voya Financial’s subsidiary investment advisory businesses are subject to special account pre-clearance, trading and reporting requirements. Therefore, these investment advisory employees will remain subject to the additional, specific requirements of the Investment Management Code of Ethics.

Similarly, FINRA requires registered representatives of broker-dealers to disclose and report brokerage accounts to their member firm. Registered representatives associated with any of Voya Financial’s subsidiary broker-dealers are also subject to additional personal trading procedures required by their particular broker-dealer.pledge has material non-public information or is otherwise not permitted to sell such securities.

8.Certifications
You will periodically, but no less than annually, be required to certify your understanding of, and your compliance with, this Policy.

9.Heightened Responsibility of Managers
Managers have an important and heightened level of responsibility under this Policy and must understand and abide by this Policy. All managers should use reasonable efforts to ensure that the employees that they supervise are also familiar with and abide by this Policy.
Managers should promote and foster a culture of ethical business conduct and a compliance- conscious working environment. If you suspect misconduct, you should promptly escalate such issues through the appropriate channels, such as your management chain, through the Ethics Helpline, or Compliance to facilitate an appropriate investigation of the matter.

10.Violations
Once an actual or suspected breach of this Policy has been identified, you must promptly report the matter to the Chief Legal Officer or the Chief Compliance and Ethics Officer. You can find information on all available reporting and guidance options in the Ethics Helpline information located on Voya 360º, including how to report a violation anonymously to the Ethics Helpline.

Exhibit 19.1
Any person who violates this Policy may be subject to sanctions, up to and including termination of employment, whether or not such failure to comply results in a violation of law.

11.Post-Employment Restrictions
Once your employment or service as a director at Voya Financial ends, several post-employment restrictions may still apply to you. First, you will remain subject to the terms of this Policy for the duration of any Blackout Period to which you were subject and in effect at the end of your employment or service. Second, if you possess material non-public information concerning Voya Financial at the time your employment or service as a director ends, you may not trade in Voya Financial securities at any time following your termination until such information has been made “public” by Voya Financial or is no longer material. In addition, such material non-public information remains subject to Voya Financial’s policies requiring non-disclosure of confidential information. Finally, the Section 16 short-swing profit rules will apply post-employment if you purchase and sell any Voya Financial securities within a six month window, and at least one of those transactions occurred while still an employee or director at Voya Financial. Otherwise, once you are no longer an employee or director at Voya Financial, the restrictions of this Policy no longer apply to you.

Frequently Asked Questions about Post-Employment Transactions

Question: I plan to retire from Voya in a week, and I have 2,000 shares of Voya Financial stock. I do not possess any material non-public information and am not subject to a Blackout Period. Do I still need to obtain pre-clearance if I want to sell any portion or all of my Voya Financial stock after I retire?

Answer: No. Once you depart Voya, the Policy trading restrictions no longer apply as long as you do not possess any material non-public information or are not subject to a Blackout Period.

Question: I no longer work at Voya Financial, but while I was there, I worked on a significant corporate transaction that has not been announced yet and was subject to a Blackout Period. I have 4,000 shares of Voya Financial stock that I want to sell. Do the Policy’s trading restrictions apply to me even though I no longer work at Voya?

Answer: Yes. Even though you left Voya, the Policy trading restrictions still apply because you were subject to a Blackout Period. Once that Blackout Period ends, and if you no longer possess material non-public information, you are no longer subject to the Policy and may sell your Voya Financial stock without the need for pre-clearance approval.

12.Application of this Policy to Voya Financial
This Policy provides Voya Financial guidance to assist in its determination of whether, when and how Voya Financial may engage in a transaction involving Voya Financial securities in compliance with all applicable securities laws. Consistent with this Policy, where and when warranted by the facts and circumstances, Voya Financial will confer with employees reasonably likely to have potentially material information regarding significant corporate developments to determine whether Voya Financial possesses material non-public information.

13.Inquiries
Questions regarding the application of this Policy should be addressed to either the Chief Legal Officer or the Chief Compliance and Ethics Officer.

Exhibit 19.1
Appendix A
Voya Financial, Inc.

Policy Regarding 10b5-1 Trading Plans

Section 10(b) of the Exchange Act and Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) prohibit any person from, among other things, trading in Voya’s securities on the basis of material non-public information in breach of a duty of trust or confidence that is owed to Voya Financial or to its shareholders. Except as described in the following paragraph, under Rule 10b5-1, trading is deemed to be “on the basis” of material non-public information if the person making the trade is aware of the material non-public information at the time of the trade.

Rule 10b5-1 provides an affirmative defense against liability for trading activity that would otherwise be deemed to be “on the basis” of material non-public information. This affirmative defense applies if, among other things, the person making the trade has entered into an advance written trading plan or trading instruction during a period in which the person did not possess material non-public information. This affirmative defense applies even if, following the entry into the plan or instruction, but before the trade is executed, the person making the trade has come into possession of material non-public information. In this Policy, an advance written trading plan or trading instruction that complies with the requirements of the Rule 10b5-1 affirmative defense is referred to as a “10b5-1 Plan.”

Because Voya’s employees and directors may wish to avail themselves of the affirmative defense provided by Rule 10b5-1, and because Voya Financial deems 10b5-1 plans to be an acceptable means of conducting trading activity under the appropriate circumstances, employees and directors of Voya Financial may enter into 10b5-1 Plans, but only in full compliance with the following conditions:

1.Employees and directors of Voya Financial (hereinafter “10b5-1 Plan participants”) may enter into 10b5-1 Plans only during Open Periods, even for employees who are not otherwise subject to the Open Period trading restriction.

2. 10b5-1 Plan participants must fully comply with the requirements for such plans under Rule 10b5-1 at all times.

3.A 10b5-1 Plan participant must pre-clear his or her entry into that plan with the Chief Compliance and Ethics Officer or his or her designee and must provide prior written notification to the Corporate Secretary. The requirement of written notification to the Corporate Secretary also applies to those employees who otherwise would not be required to notify the Corporate Secretary of trading activity. If the employee is a Section 16 officer or director, the Corporate Secretary shall further notify Voya’s Chief Executive Officer and the Compensation and Benefits Committee of the Voya Financial board of directors.

4.The 10b5-1 Plan must include a certification that, at the time of adoption or any modification, the 10b5-1 Plan participant (a) is not aware of material non-public information about Voya Financial or its securities, and (b) is adopting the Plan in good faith and not to evade the prohibitions of Rule 10b-5.
5.The 10b5-1 Plan must include a requirement that the entrant must act in good faith with respect to the Plan.

6.The 10b5-1 Plan must provide for a minimum cooling-off period between the date of adoption of the Plan and the first transaction under the Plan:

a.As a condition to the availability of the affirmative defense, the cooling-off period for directors and Section 16 officers must be the later of: (a) ninety
(90) days following plan adoption (or modification); or (b) the earlier of two business days following the filing of the applicable periodic report for the fiscal quarter in which the Plan was adopted or modified or one hundred-twenty (120) days after adoption of the Plan.

b.Employees who are not directors or Section 16 officers must comply with a thirty (30) day cooling-off period, but there is no cooling-off period required for issuers.

Exhibit 19.1

7.Amendments or modifications to any 10b5-1 Plan, including changes to the amount, price or timing of the purchase or sale of securities under the Plan, are subject to the same conditions #1-6 above as apply to entry into a new 10b5-1 Plan, including the applicable cooling-off period.

8.A 10b5-1 Plan participant must provide a copy of the 10b5-1 Plan to the Chief Compliance and Ethics Officer or his or her designee.

9.A 10b5-1 Plan participant may have only one active 10b5-1 Plan at any given time.

10.A 10b5-1 Plan participant may enter into a 10b5-1 Plan only with a brokerage firm that is on the approved list of brokerage firms identified in this Policy.

11.A 10b5-1 Plan must have a minimum duration of six months following the first trade under the 10b5-1 Plan.

12.Notwithstanding the foregoing, a 10b5-1 Plan participant may voluntarily terminate his or her 10b5-1 Plan prior to its stated termination date, provided, however, that such termination: (a) is made in good faith; (b) is not made on the basis of material non- public information, as part of a plan or scheme to evade the requirements of Rule 10b5-1, or otherwise with the purpose or intent of evading securities laws; and (c) is made during an Open Window. Upon any early termination, the 10b5-1 Plan participant must certify to the Chief Compliance and Ethics Officer that such termination is in compliance with this paragraph 12. Early terminations of 10b5-1 Plans may be subject to a heightened degree of scrutiny by regulatory and criminal justice authorities, and 10b5-1 Plan participants must be scrupulous in adhering to all legal requirements when terminating a 10b5-1 Plan prior to its stated termination date.

13.If a 10b5-1 Plan is terminated, a new 10b5-1 Plan may be entered into only during an Open Period, and in compliance with all of the other requirements (including those relating to pre-clearance and notification) of this Policy. A 10b5-1 Plan participant may not enter into more than: (a) two 10b5-1 Plans during any period of 12 consecutive months, and (b) one “single-trade” 10b5-1 Plan during any period of 12 consecutive months.

14. Voya Financial reserves the right to revoke its consent to any Rule 10b5-1 Plan and, upon revocation, the 10b5-1 Plan participant immediately shall cause all trading activity pursuant to the 10b5-1 Plan to be suspended until further notice. Voya Financial may exercise this right in its sole discretion, for any reason or for no reason.

15. Although the Corporate Secretary may facilitate the filing by the 10b5-1 Plan Participant of any required regulatory filings in connection with the 10b5-1 Plan (including those under Section 16 of the Exchange Act or Rule 144 under the Securities Act of 1933), it is the responsibility of the 10b5-1 Plan participant to notify the Corporate Secretary in advance of all trading activity under the 10b5-1 Plan, and to ensure that all such filings are made in a complete and timely fashion.

16. The 10b5-1 Plan Participant is ultimately responsible for ensuring that any trading activity, whether or not pursuant to a 10b5-1 Plan, complies with all applicable laws.

Exhibit 19.1
Appendix B
The following are Voya Financial-authorized brokerage firms:

◦Ameriprise Financial
◦Charles Schwab
◦Chase Investment Services
◦Citigroup Global Markets
◦Commonwealth Financial Network
◦Edward Jones
◦E*Trade
◦Fidelity Investments
◦Goldman Sachs
◦Interactive Brokers
◦Janney Montgomery Scott
◦JP Morgan Private Bank
◦LPL Financial
◦Merrill Lynch
◦Morgan Stanley Smith Barney
◦Raymond James
◦RBC Wealth Management
◦Stifel Nicolaus
◦TD Ameritrade
◦T. Rowe Price
◦UBS Financial
◦USAA
◦Vanguard Group Inc.
◦Voya Financial Advisors, Inc.
◦Wells Fargo

Exhibit 19.1
Appendix C
Below are commonly asked questions in the format of a Q&A. Although this document is not meant to be all-inclusive, it will answer many of the more common questions asked regarding the personal trading in the securities of Voya Financial or other companies. Please refer to this Policy or contact your business-line Chief Compliance Officer or the Voya Financial Chief Compliance and Ethics Officer if you have any questions.

Q&A: Material Non-Public Information

1.Question: Voya Financial just learned that it experienced a significant data breach, but has not disclosed this cyber event publicly. Since this information is not financial information, does it still qualify as material non-public information?

Answer: Yes. Information does not have to be financial in nature in order to be material information. Because news of a significant data breach can impact the market’s assessment of the value of Voya Financial’s stock, and would be information that a reasonable investor would want to know, this information would qualify as material information. And since this information has not been disclosed to the market, it is non- public, and the information would qualify as material non-public information.

2.Question: I work for Voya Financial, and I learned that Voya Financial plans to buy Acme Company in a major deal that has not been disclosed yet. I’m so excited about the deal that I plan to tell my brother-in-law, who I know owns stock in Voya Financial. I obviously would not expect anything from my brother- in-law in return for this information. Does this information still qualify as material non-public information even if I do not expect to receive any personal benefit?

Answer: Yes. Information about an undisclosed significant acquisition is material information. Your motive behind disclosure, or whether you expect to receive a personal benefit, does not change the character of the information. And given that this information has not been disclosed to the market, the information is non-public, and thus would constitute material non-public information.

3.Question: I work for Voya Financial, and I saw on social media rumors about Voya Financial’s possible acquisition of Acme Company. I know the rumors to be true because I have been working on the deal and planned to confirm the truth of the rumors via my personal or company social media. Would my confirmation of the rumors constitute disclosure of material non-public information?

Answer: Yes. Information about an undisclosed acquisition is material information, and your confirmation of the rumors adds credibility to rumors that the market or a reasonable investor now might deem significant or important. In addition, the fact that the rumors have circulated on social media does not make the information “public.” Instead, information needs to be widely disseminated by Voya Financial through a news release or regulatory filings in order to qualify as “public” information.

4.Question: I work for Voya and learned that Voya plans to buy a significant number of shares in Acme Company. In anticipation of Voya Financial’s transaction, I bought 1,000 shares of Acme Company. Is this permissible under the Policy?

Answer: No. Your trade violated the Policy and federal law because you made a securities transaction based upon material non-public information, presumably because you believed that Voya Financial’s significant purchase would increase Acme Company’s share price. This type of trading activity is commonly known as “front- running” and “scalping.” Front-running occurs when an individual, knowing Voya Financial’s trading intentions, knowingly makes a trade in the same direction as Voya Financial shortly before its execution of the trade to capitalize on the price rising or falling as a result of Voya Financial’s purchase or sale, respectively. Scalping occurs when an individual makes a trade in the opposite direction just after Voya Financial’s trade, such as buying a security just after Voya Financial stops selling the same security or selling just after Voya Financial stops buying the security. This type of trading activity also may violate other Voya Financial policies because Voya Financial deems its trading strategies to be confidential and proprietary.

Exhibit 19.1
Q&A: Plan Transactions

5. Question: I will receive shares of Voya Financial as part of my Long-Term Incentive (LTI) awards. Do I need pre-clearance to select the default option to sell a portion of my vested shares to cover taxes?

Answer: No. Pre-clearance is not required when you elect the default option and decide to sell a portion of the shares to cover taxes for your stock vesting.

6. Question: My LTI awards vested, and shares of Voya Financial have been deposited into my stock vesting account. Do I need pre-clearance once I decide to sell the shares?

Answer: Yes. Once shares have been deposited into your account, shares acquired from a stock vesting are subject to pre-clearance because you now have investment control over those shares. This is true whether you want to sell all of your shares or only a portion of your shares.

7. Question: I am planning to rebalance my 401(k) account, which includes an investment in the Voya Company Stock Fund. Do I need pre-clearance for the transaction involving the Voya Company Stock Fund?

Answer: Yes. Pre-clearance is required for transactions involving the Voya Company Stock Fund. These transactions would include making an allocation into the Voya Company Stock Fund, or transferring funds into or out of the Voya Company Stock Fund.

Q&A: Brokerage Accounts

8. Question: I would like to transfer some of my Voya Financial shares from my E*Trade account to my Fidelity account. Do I need pre-clearance to do so?

Answer: No. Pre-clearance is not required to transfer shares from one brokerage account to another. Please remember that all household accounts used to facilitate Voya Financial securities must be reported and must be held with one of the authorized brokerage firms listed in Appendix B of the Policy.

Exhibit 19.1
Q&A: Pre-Clearance

9. Question: I would like pre-clearance to sell shares of Voya Financial either today or tomorrow. If I obtain pre-clearance today, do I need to obtain pre-clearance again tomorrow if I do not sell the shares today?

Answer: Yes. A pre-clearance is only valid until 4 p.m. Eastern time on the same business day pre-clearance is given. Therefore, you will need to obtain a new pre- clearance from the Corporate Secretary if you are a Section 16 officer or a director or the Chief Compliance and Ethics Officer or his or her designee if you are a Designated Person if you do not execute the trade on the day the pre-clearance was given.

10. Question: I have received pre-clearance for my transaction involving shares of Voya Financial. What is my next step?

Answer: Once you receive a pre-clearance, you should contact your brokerage firm to complete the execution of the trade before 4 p.m. Eastern time on the same day that you received the pre-clearance.

Q&A: Charitable Donations and Gifts

11. Question: I want to make a charitable donation of some of my Voya Financial securities. Do I need pre-clearance to do so?

Answer: Yes. A charitable donation would be a “gift,” and, therefore, the donation is subject to pre-clearance with the Corporate Secretary if you are a Section 16 officer or director or the Chief Compliance and Ethics Officer or his or her designee if you are a Designated Person in advance of the donation.

Q&A: Other Company Information

12. Question: I am working on a confidential M & A project where Voya Financial will purchase the stock of Acme Company at a price higher than its current valuation. During the project, I have learned that a publicly traded competitor of Acme Company is also a highly attractive target and likely to increase in value with the public announcement of the purchase of Acme Company. Based upon this information, can I invest in the competitor before Voya Financial publicly announces its acquisition of Acme Company?

Answer: No. This would be an example of “shadow trading.” The SEC would consider Acme Company and the competitor as “economically linked” because of the likelihood that the competitor’s stock price would increase with the public announcement of Voya Financial’s purchase of Acme Company. Because the information had been learned during a confidential M & A project, the SEC would view the information as material non-public information.

Q&A: Post-Employment Restrictions

13. Question: I plan to retire from Voya in a week, and I have 2,000 shares of Voya Financial. I do not possess any material non-public information and am not subject to a Blackout Period. Do I still need to obtain pre-clearance if I want to sell any portion or all of my Voya Financial shares?
Answer: No. Once you depart Voya, the Policy trading restrictions no longer apply as long as you do not possess any material non-public information or are not subject to a Blackout Period.

14. Question: I no longer work at Voya Financial, but while I was there, I worked on a significant corporate transaction that has not been announced yet and was subject to a Blackout Period. I have 4,000 shares of Voya Financial that I want to sell. Do the Policy’s trading restrictions apply to me even though I no longer work at Voya Financial?

Answer: Yes. Even though you left Voya, the Policy trading restrictions still apply because you were subject to a Blackout Period. Once that Blackout Period ends, and if you no longer possess material non-public information, you are no longer subject to the Policy and could sell your Voya Financial stock without the need for pre-clearance approval.

Exhibit 19.1
Appendix D
Corporate Secretary Responsibilities

Activity	Corporate Secretary	Chief Compliance Officer
Purchase or sale of Voya securities
•Director or Section 16 officer notifies Corporate Secretary (“CS”) of an intended securities transaction.
•CS double checks with Chief Compliance Officer (“CCO”) that no MNPI exists.
•If no MNPI, CS approves
transaction and facilitates any required filings.
•CCO confirms that no MNPI exists.

Gift of Voya securities	•Director or Section 16 officer notifies CS of an intended gift of securities. •CS double checks with CCO that no MNPI exists. •If no MNPI, CS approves gift and facilitates any required filings.	•CCO confirms that no MNPI exists.

Entry into a 10b5- 1 Plan
•Director and Voya employee notifies CS of an intent to enter into a 10b5-1 Plan.
•CS notifies CCO.
•If the requestor is a director or Section 16 officer, the CS al s o not i f i es the Chief Executive Officer and the Compensation and Benefits Committee.
•CS approves the 10b5-1 Plan and facilitates any associated public filings or reporting.
•CS provides a copy of the approved 10b5-1 Plan to the CCO.
•CCO confirms that no MNPI exists and ensures elements of the proposed 10b5-1 Plan satisfy the Policy. •CCO receives and maintains approved copies of 10b5-1 Plan.